Filed pursuant to Rule 424(b)(3)
Registration No. 333-208923

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated January 19, 2016

16,505,880 Shares of Common Stock

This prospectus supplement no. 1 (this “Prospectus Supplement”) supplements the Prospectus dated January 19, 2016, relating to the resale of up to 16,505,880 shares of our common stock, including 5,411,764 shares of our common stock issuable upon conversion of outstanding shares of Series C Preferred Stock and 11,094,116 shares of our common stock issuable upon exercise of certain outstanding warrants.

The purpose of this Prospectus Supplement is to disclose that pursuant to a Securities Purchase Agreement dated December 28, 2016, we haves agreed to extend the expiration date of 5,411,764 of the warrants to purchase our common stock from January 15, 2017 until June 28, 2022. Further, the exercise price of such warrants has been reduced from $2.30 per share to $0.92 per share, and will be reduced further to $0.70 per share subject to the approval of our shareholders at a meeting to be convened by us pursuant to a notice and proxy statement. The disclosure in the Prospectus dated January 19, 2016 relating to these warrants is updated accordingly.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 30, 2016.